Exhibit 3.1

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

MARINE PRODUCTS GROUP, LLC

A Delaware Limited Liability Company

AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MARINE PRODUCTS GROUP, LCC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Marine Products Group, LLC (the “Company”), is entered into as of May 15, 2026, by MasterCraft Boat Holdings, Inc., a Delaware corporation (the “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (Title 6, Chapter 18 of the Delaware Code), as may be amended from time to time, and any successor statute thereto (the “Act”).

WHEREAS, effective on January 27, 2026, the Company was duly formed under the Act by the filing of a Certificate of Formation (the “Certificate of Formation”) with the Secretary of State of the State of Delaware, Division of Corporations;

WHEREAS, immediately prior to the date of this Agreement, the Company was governed by that certain Limited Liability Company Agreement of the Company, dated as of January 27, 2026 (the “Prior Agreement”);

WHEREAS, pursuant to and in connection with that certain Agreement and Plan of Merger, dated as of February 5, 2026 (the “Merger Agreement”), by and among the Member, the Titan Merger Sub 1, Inc., a wholly owned subsidiary of the Member (“Merger Sub I”), the Company and Marine Products Corporation, a Delaware corporation (“Falcon”), (i) Merger Sub I merged with and into Falcon, with Falcon surviving as a wholly owned subsidiary of the Member (the “Surviving Corporation”), and, immediately after, (ii) the Surviving Corporation merged with and into the Company, with the Company surviving as a wholly owned subsidiary of the Member (such merger, “Merger II”);

WHEREAS, in connection with the consummation of Merger II, the Surviving Corporation filed a Certificate of Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”, and together with the Certificate of Formation, the “Certificate”) which, inter alia, changed the name of the Surviving Corporation from “Titan Merger Sub 2, LLC” to “Marine Products Group, LLC”; and

WHEREAS, the Member desires to amend and restate the Prior Agreement in its entirety and enter into this Agreement to set forth the manner in which the Company shall be operated, all as more particularly set forth below.

NOW THEREFORE, in consideration of the mutual covenants expressed herein, and for other good and valuable consideration, the undersigned hereby agrees as follows:

1.             Name and Formation. The name of the Company is Marine Products Group, LLC and the business of the Company will be conducted under such name or such other name or names as the Member may from time to time determine. The Company was formed pursuant to the Certificate of Formation. By its execution and delivery of this Agreement, the Member hereby ratifies the formation of the Company under the provisions of the Act. The rights and liabilities of the Member will be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement will, to the extent permitted by the Act, control.

2.             Registered Office and Registered Agent. The registered office of the Company in the State of Delaware and the name and address of the registered agent for the Company will be as designated in the Certificate. The Member may, from time to time, appoint a new registered agent for the Company.

3.             Member. The Member is the sole member of the Company and owns all of the Interest (as hereinafter defined).

4.             Purpose and Powers. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act. The Company has the power to do any and all acts and things necessary, appropriate, advisable, or convenient for the furtherance and accomplishment of the purpose of the Company, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the Act.

5.             Interest. The Company will be authorized to issue a single class of “limited liability company interest” (as defined in the Act, the “Interest”) including any and all benefits to which the holder of such Interest may be entitled in this Agreement, together with all obligations of such person to comply with the terms and provisions of this Agreement. As of the date of this Agreement, all of the Interest is held by the Member.

6.             Tax Treatment. It is the intention of the Member that the Company be classified as a disregarded entity for U.S. federal (and all applicable state and local) income tax purposes for so long as the Company is owned by a single member.

7.              Capital Contributions. The Member may contribute cash or other property to the capital of the Company as it may decide, from time to time; provided, however, that except to the extent required under the Act, the Member will not be required to make any contributions to the capital of the Company.

8.             Management. Responsibility for the management of the business and affairs of the Company will be vested in the Member (in its capacity as manager of the Company, the “Managing Member”) who will manage the affairs of the Company in accordance with Section 18-402 of the Act. The Managing Member (acting on behalf of the Company) will have all right, power, and authority to manage, operate, and control the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, deemed by the Managing Member to be necessary or appropriate to effectuate the purposes of the Company. The Managing Member hereby is designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments and/or restatements of the Certificate. The Managing Member may also appoint officers or other persons to do such acts or cause such acts to be done. Officer titles, duties and other terms of office may be set forth in written resolutions of the Managing Member or this Agreement. All instruments, contracts, agreements and documents relating to the Company or its business or affairs will be valid and binding on the Company if executed by the Managing Member, its designees, or any person designated by the Managing Member or any of the following officers (including, for the avoidance of doubt, the Managing Member executing any document on behalf of the Company as a “Managing Member”).

9.             Distributions. At such time as the Member determines, the Member may cause the Company to distribute any cash held by the Company which is neither reasonably necessary for the operation of the Company nor otherwise in violation of Sections 18-607 or 18-804 of the Act or any contractual restrictions on the payment of distributions by the Company.

10.           Assignments, Withdrawal. The Member may assign all or any part of its Interest in the sole discretion of the Member.

11.           Dissolution. The Company will dissolve, and its affairs will be wound up, upon the earliest to occur of (a) the decision of the Managing Member, or (b) an event of dissolution of the Company under the Act; provided, however, that upon the occurrence of an event of dissolution under the Act, the Managing Member may elect to continue the Company to the extent permitted under the Act. Upon dissolution of the Company, the Managing Member will wind up the business and affairs of the Company, and cause all property and assets of the Company to be distributed as set forth in Section 13.

12.           Distributions upon Dissolution. Upon the dissolution of the Company, the Managing Member will cause all property and assets of the Company to be distributed as follows: (a) first, all of the Company’s debts, liabilities, and obligations, including any loans or advances from the Member and the expenses of liquidation, will be paid in full and reserves may be set aside to the extent that the Managing Member may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or of the Member arising out of or in connection with the Company; and (b) second, any remaining assets will be distributed to the Member.

13.           Exculpation; Indemnification; Advancement.

a.	Except as otherwise provided in the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, will be solely the debts, obligations, and liabilities of the Company. None of the Member, any affiliate of the Member nor any past or present members, managers, directors, officers, employees, agents and authorized representatives of the Company, Falcon (the “Predecessor Entity”), or the Member (each of the foregoing, an “Indemnitee”) will be obligated personally for any debt, obligation, or liability of the Company solely by reason of his, her, or its status as Member, affiliate of the Member, member, manager, director, officer, employee, agent or authorized representative of the Company or the Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement will not be grounds for imposing personal liability on any Indemnitee for liabilities of the Company. No director of the Predecessor Entity shall be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty in such capacity to the fullest extent permitted by the Delaware General Corporation Law.

b.	The Company will indemnify and hold harmless any Indemnitee to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including reasonable attorneys’ fees and disbursements, defense costs and costs of enforcing the indemnification provisions of this Agreement), judgments, fines, penalties, settlements, and other amounts arising from any and all threatened or pending claims, demands, actions, suits, or proceedings, whether or not by or in the right of the Company and whether civil, criminal, administrative or investigative or otherwise, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company, or by reason of serving at the request of the Predecessor Entity as a director, officer, employee or agent of another entity, regardless of whether the Indemnitee continues to be the Member, affiliate of the Member or member, manager, director, officer, employee, agent or authorized representative of the Company, the Predecessor Entity or the Member, at the time any such liability or expense is paid or incurred. The Company shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any such proceeding in advance of its final disposition upon the receipt by the Company of a statement or statements from the Indemnitee requesting such advance and an undertaking by or on behalf of such Indemnitee that the Indemnitee will repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 13 or otherwise. The indemnification and advancement of expenses provided herein shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

c.	No repeal or modification of this Section 13 shall in any way diminish or adversely affect the rights of any person in respect of any occurrence or matter arising prior to any such repeal or modification. If any provision of this Section 13 shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Section 13 shall not in any way be affected or impaired thereby.

14.           Amendment. This Agreement may only be modified or amended by the Member in its sole discretion; provided, that such amendment must be in writing and signed by the Member. This Agreement supersedes and replaces any other agreements with respect to the subject matter hereof.

15.           Gender and Number. Wherever from the context it appears appropriate, each term in this Agreement stated in either the singular or the plural will include the singular and the plural, and pronouns stated in either the masculine, feminine or the neuter gender will include the masculine, the feminine and the neuter. The term “person” means any individual, corporation, partnership, trust or other entity.

16.           Successors and Assigns. Except as otherwise herein provided, this Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and assigns, and all other persons hereafter having or holding an interest in the Company, whether as assignees, transferees, substitute Members or otherwise.

17.           Governing Law. This Agreement and the rights of the parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules regarding conflicts of laws.

18.           Severability. The invalidity of any one or more terms or provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement will not affect the remaining portions of this Agreement or any such other agreement or instrument or any part thereof, all of which are inserted conditionally on their being held valid in law; and in the event that one or more of the terms or provisions contained herein or therein should be invalid, or should operate to render this Agreement or any such other agreement or instrument invalid, this Agreement and such other agreements and instruments will be construed as if such invalid terms or provisions had not been inserted. In addition, in the event that one or more of the terms or provisions hereof or of any other agreement or instrument given pursuant to or in connection with this Agreement should be invalid, the Member will use its best efforts to adopt an appropriate substitute for the invalidated terms or provisions consistent with the intent of the Member and to take all other necessary and appropriate actions to effectuate the intent of the Member as embodied in such invalidated provision, including, without limitation and if necessary, amending the Certificate, as then in effect.

19.           Facsimile. This Agreement may be executed and delivered by facsimile or any similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of the signing party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

* * * * *

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement of Marine Products Group, LLC as of the date first written above.

SOLE MEMBER:

MASTERCRAFT BOAT HOLDINGS, INC.

By:	/s/ Bradley M. Nelson
Name:	Bradley M. Nelson
Title:	Chief Executive Officer

[Signature Page to Amended & Restated Limited Liability Company Agreement of Marine Products Group, LLC]